Exhibit 99.1

FOR IMMEDIATE RELEASE

INTRICON REPORTS 2011 THIRD-QUARTER RESULTS

Executes Contract with UnitedHealth Group’s hi HealthInnovations; Receives FDA Approval
for the Centauri Cardiac Monitoring Device

ARDEN HILLS, Minn. — Nov. 8, 2011 — IntriCon Corporation (NASDAQ: IIN), a designer, developer, manufacturer and distributor of miniature and micro-miniature body-worn devices, today announced financial results for its third quarter ended September 30, 2011.

For the 2011 third quarter, the company reported net sales of $13.9 million, versus net sales of $14.7 million for the prior-year period. IntriCon reported a net loss in the 2011 third quarter of $489,000, or $0.09 per diluted share, compared to net income of $243,000, or $0.04 per diluted share, for the prior-year third quarter.

“Although economic softness has continued to adversely impact our year-over-year results, we believe the long-term fundamentals of the markets we serve remain strong,” said Mark S. Gorder, president and chief executive officer of IntriCon. “In addition, our strategic commitment to increasing R&D investment over the last five years should better position IntriCon to meet the demand for small and lightweight, advanced body-worn medical devices.

“Developing a larger portfolio of core technologies has allowed us to pursue several high-potential initiatives for future growth. In addition to the contract with hi HealthInnovations, a UnitedHealth Group business, we have a recently FDA-approved cardiac monitor that offers key patient benefits; and we continue to incorporate our innovative PhysioLink® and nanoDSP® technology into our product lines.”

Third-Quarter Results

Third-quarter hearing health revenue was flat with the prior-year third quarter, and down 7.3 percent sequentially compared sequentially to the 2011 second quarter. The overall hearing health industry remains soft, primarily driven by low consumer confidence. Medical sales declined 8.9 percent year-over-year, but increased 1.1 percent sequentially from the 2011 second quarter. IntriCon’s large medical customers continue to face economic headwinds on several fronts including regulatory delays and sluggish demand. Professional audio communications sales were down 8.3 percent from the prior year third quarter, while rising 8.7 percent sequentially.

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IntriCon Corporation 2011 Third-Quarter Results

November 8, 2011

Said Gorder, “Regarding hearing health, we believe continued market acceptance of our innovative digital signal processing circuits, such as our nanoDSP, Overtus™ DSP Amplifier, and complete systems such as our APT™ and Lumen™ will drive future growth in this business. In addition, the previously announced hi HealthInnovations agreement holds tremendous potential.

“On the medical front, though sales remain sluggish due to regulatory lead times and a few large customers working through inventory levels, our large OEM customers are optimistic about long-term prospects with IntriCon. Furthermore, we anticipate our two wireless cardiac diagnostic monitoring devices—the Centauri, which received FDA 510(k) approval in August and the Sirona, which was submitted for FDA 510(k) approval in September—will provide growth in 2012.”

As a percentage of total 2011 third-quarter revenue, IntriCon’s medical business contributed 42 percent, with hearing health and professional audio communications contributing 35 percent and 23 percent, respectively. This compares to 44 percent, 33 percent and 23 percent for medical, hearing health and professional audio communications, respectively, in the 2010 third quarter.

Gross profits in the 2011 third quarter were 22.2 percent, down from 25.9 percent in the prior-year period, mainly due to lower sales volumes, costs related to establishing the company’s Indonesian facility and ramp up associated with the hi HealthInnovations agreement. The decrease in gross profits was partially offset by the impact of various profit enhancement programs.

Nine-Month Results

For the 2011 nine-month period, IntriCon reported net sales of $41.6 million and a net loss of $1.1 million, or $0.19 per diluted share. This compares with 2010 net sales of $44.2 million and net income of $530,000, or $0.10 per diluted share.

Gross profits for the 2011 nine months were 22.4 percent, down from 26.1 percent in the prior-year period, again primarily due to the factors detailed above in the third-quarter gross profit discussion.

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IntriCon Corporation 2011 Third-Quarter Results

November 8, 2011

IntriCon to Supply UnitedHealth Group Business with Hearing Aids

In September 2011, IntriCon entered into an agreement to become hi HealthInnovations’ supplier of hearing aids. hi HealthInnovations has launched a suite of high-tech, lower-cost hearing devices for the estimated 36 million Americans with hearing loss. hi HealthInnovations will offer consumers technically advanced hearing aids, including those based on IntriCon’s new APT Open in-the-canal (ITC) hearing aid platform.

Said Gorder, “An estimated 75 percent of people who can benefit from hearing devices do not use them, largely due to the high cost. We’re working with hi HealthInnovations to deliver high-quality hearing aids at affordable prices to an expanded population. As previously noted, IntriCon expects to realize meaningful revenue from this program beginning in the 2012 first quarter.”

As previously disclosed, IntriCon devoted considerable time and resources during 2011 to securing the agreement and preparing for the program’s launch. This had a significant adverse impact on the company’s financial performance in 2011.

Key Milestones

During the third quarter, IntriCon received 510(k) marketing clearance from the FDA, for the Centauri Ambulatory Patient ECG, its first-generation wireless cardiac diagnostic monitoring (CDM) device. The Centauri combines event recording with wireless transmission of patient data allowing physicians to continuously monitor patient cardiac events remotely.

The Centauri device provides diagnostic evaluation of patients who experience transient symptoms that may suggest cardiac arrhythmia. With continuous monitoring, automatic arrhythmia detection and wireless transmission of the recorded cardiac activity to a licensed physician for review, Centauri offers flexibility and comfort not found in traditional devices. IntriCon anticipates modest revenue contributions from this product in the 2012 first quarter.

PhysioLink, the company’s wireless technology, is currently being incorporated into various product platforms. PhysioLink enables audio and data streaming to ear-worn and body-worn applications over distances of up to five meters. This advanced wireless technology has applications across multiple markets—including medical, hearing health and professional audio communications.

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IntriCon Corporation 2011 Third-Quarter Results

November 8, 2011

The first product platform to incorporate the PhysioLink wireless technology will be Sirona, the company’s second-generation wireless CDM device. This small, rechargeable product platform can be used as an event recorder, holter monitor or a wireless event recorder. IntriCon submitted the Sirona for 510(k) approval with the FDA in the third quarter.

During the third quarter, the company also amended its credit facilities with The PrivateBank and Trust Company. Said Gorder, “The extended terms and increased borrowing capacity enhance IntriCon’s financial flexibility and strengthen the company in both the short- and long-term. We’re using the facilities to fund current growth opportunities, expand our low-cost manufacturing footprint and meet anticipated working capital requirements.”

Concluded Gorder, “Although the third-quarter was impacted by continued marketplace softness, we’re encouraged about our prospects and future growth opportunities. We look forward to supporting all of our customers by creating cost-effective, high-quality and technically advanced body-worn devices based on proprietary IntriCon technology.”

Conference Call Today

As previously announced, the company will hold an investment community conference call today, Tuesday, November 8, 2011, beginning at 4:00 p.m. CT. Mark Gorder, president and chief executive officer, and Scott Longval, chief financial officer, will review third-quarter performance and discuss the company’s strategies. To join the conference call, dial: 1-877-941-8631 (international 1-480-629-9772) and provide the conference identification number 4483138 to the operator.

A replay of the conference call will be available one hour after the call ends through 11:59 p.m. CT on Monday, November 14, 2011. To access the replay, dial 1-800-406-7325 (international 1-303-590-3030) and enter access code: 4483138.

About IntriCon Corporation

Headquartered in Arden Hills, Minn., IntriCon Corporation designs, develops, manufactures and distributes miniature and micro-miniature body-worn devices. The company is focused on three key markets: medical, hearing health, and professional audio communications. IntriCon has facilities in the United States, Asia and Europe. The company’s common stock trades under the symbol “IIN” on the NASDAQ Global Market. For more information about IntriCon, visit www.intricon.com.

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IntriCon Corporation 2011 Third-Quarter Results

November 8, 2011

Forward-Looking Statements

Statements made in this release and in IntriCon’s other public filings and releases that are not historical facts or that include forward-looking terminology such as “may”, “will”, “believe”, “anticipate”, “expect”, “should”, “optimistic” or “continue” or the negative thereof or other variations thereon are “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, without limitation, statements concerning prospects in the miniature body-worn device arena, new products and their timing, strategic alliances, future growth and expansion, expansion into new manufacturing facilities, market fundamentals, future financial condition and performance, prospects and the positioning of IntriCon to compete in chosen markets and the Company’s planned investments in research and development. These forward-looking statements may be affected by known and unknown risks, uncertainties and other factors that are beyond IntriCon’s control, and may cause IntriCon’s actual results, performance or achievements to differ materially from the results, performance and achievements expressed or implied in the forward-looking statements. These risks, uncertainties and factors include, without limitation, risks related to the current economic crisis, the risk that IntriCon may not be able to achieve its long-term strategy, weakening demand for products of the company due to general economic conditions, risks related to the manufacturing agreement with hi HealthInnovations, risks related to the company’s strategic alliances and joint venture, possible non-performance of developing the Centauri, Scenic, Overtus, APT, Sirona, PhysioLink, Lumen, wireless glucose monitor and situational listening device products and other technological products, the volume and timing of orders received by the company, changes in the mix of products sold, competitive pricing pressures, the cost and availability of electronic components and commodities for the company’s products, ability to create and market products in a timely manner, competition by competitors with more resources than the company, government regulation and review of products, foreign currency risks arising from the company’s foreign operations, ability to satisfy and maintain compliance with the covenants under the company’s loan facility, the costs and risks associated with research and development investments and other risks detailed from time to time in the company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2010. The company disclaims any intent or obligation to publicly update or revise any forward-looking statements, regardless of whether new information becomes available, future developments occur or otherwise.

Contacts

At IntriCon: Scott Longval, CFO 651-604-9526 slongval@intricon.com	At Padilla Speer Beardsley: Matt Sullivan 612-455-1700 msullivan@psbpr.com

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IntriCon Corporation 2011 Third-Quarter Results

November 8, 2011

IntriCon Corporation

Consolidated Condensed Statements of Operations (in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30, 2011 (Unaudited)	September 30, 2010 (Unaudited)	September 30, 2011 (Unaudited)	September 30, 2010 (Unaudited)
Sales, net	$13,873	$14,727	$41,584	$44,215
Cost of sales	10,789	10,912	32,261	32,693
Gross profit	3,084	3,815	9,323	11,522

Operating expenses:
Sales and marketing	734	751	2,422	2,373
General and administrative	1,486	1,398	4,382	4,335
Research and development	1,326	1,231	3,600	3,455
Total operating expenses	3,546	3,380	10,404	10,163
Operating income (loss)	(462)	435	(1,081)	1,359

Interest expense	(144)	(158)	(431)	(500)
Equity in income (loss) of partnerships	(12)	54	317	42
Other (expense) income	69	(57)	32	29
Income (loss) from continuing operations before income taxes and discontinued operations	(549)	274	(1,163)	930

Income tax expense (benefit)	(60)	31	(90)	106
Income (loss) before discontinued operations	(489)	243	(1,073)	824

Loss from discontinued operations, net of income taxes	—	—	—	(329)
Gain on sale of discontinued operations, net of income taxes	—	—	—	35
Net income (loss)	$(489)	$243	$(1,073)	$530

Basic income (loss) per share:
Continuing operations	$(0.09)	$0.04	$(0.19)	$0.15
Discontinued operations	$0.00	$0.00	$0.00	(0.05)
Net income (loss)	$(0.09)	$0.04	$(0.19)	$0.10

Diluted income (loss) per share:
Continuing operations	$(0.09)	$0.04	$(0.19)	$0.15
Discontinued operations	$0.00	$0.00	$0.00	(0.05)
Net income (loss)	$(0.09)	$0.04	$(0.19)	$0.10

Average shares outstanding:
Basic	5,600	5,485	5,576	5,477
Diluted	5,600	5,614	5,576	5,540

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IntriCon Corporation 2011 Third-Quarter Results

November 8, 2011

IntriCon Corporation

Consolidated Condensed Balance Sheets (in thousands, except per share data)

	September 30, 2011 (Unaudited)	December 31, 2010
Current assets:
Cash	$193	$281
Restricted cash	542	478
Accounts receivable, less allowance for doubtful accounts of $223 at September 30, 2011 and $219 at December 31, 2010	7,918	8,228
Inventories	9,713	8,331
Refundable income taxes	205	—
Other current assets	1,011	446
Total current assets	19,582	17,764

Machinery and equipment	38,123	36,610
Less: Accumulated depreciation	31,700	30,184
Net machinery and equipment	6,423	6,426

Goodwill	9,709	9,709
Investment in partnerships	1,426	1,109
Other assets, net	1,071	1,259
Total assets	$38,211	$36,267

Current liabilities:
Checks written in excess of cash	$390	$409
Current maturities of long-term debt	2,727	2,095
Accounts payable	4,607	3,161
Accrued salaries, wages and commissions	2,100	1,593
Deferred gain	110	110
Partnership payable	260	260
Income taxes payable	—	24
Other accrued liabilities	1,710	1,497
Total current liabilities	11,904	9,149

Long-term debt, less current maturities	6,644	6,465
Other postretirement benefit obligations	691	710
Long-term partnership payable	240	240
Deferred income taxes	94	169
Accrued pension liabilities	436	464
Deferred gain	413	495
Other long-term liabilities	123	4
Total liabilities	20,545	17,696
Commitments and contingencies
Shareholders’ equity:
Common stock, $1.00 par value per share; 20,000 shares authorized; 6,136 and 6,073 shares issued; 5,620 and 5,557 shares outstanding at September 30, 2011 and December 31, 2010, respectively	6,136	6,073
Additional paid-in capital	15,902	15,644
Accumulated deficit	(2,717)	(1,644)
Accumulated other comprehensive loss	(390)	(237)
Less: 516 common shares held in treasury, at cost	(1,265)	(1,265)
Total shareholders’ equity	17,666	18,571
Total liabilities and shareholders’ equity	$38,211	$36,267

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